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Exhibit 3.2(b)


                   AMENDMENTS TO AMENDED AND RESTATED BY-LAWS
                          EFFECTIVE NOVEMBER 20, 2001


      The following sections of the By-laws of the Company are hereby amended as follows:

      Section 1.01. Annual Meetings. The annual meeting of the stockholders of the Corporation for the election of directors and for the transaction of such other business as properly may come before such meeting shall be held at such place, either within or without the State of Delaware, during the first two weeks of May, on a day and at a time which shall be determined by the Board or as otherwise required under the Certificate of Incorporation of the Corporation as in effect from time to time, or at such other date and hour, as may be fixed from time to time by resolution of the Board of Directors and set forth in the notice or waiver of notice of the meeting.

      Section 1.02. Special Meetings. Special meetings of the stockholders may be called at any time by the Board of Directors or by stockholders in the manner permitted under the Certificate of Incorporation of the Corporation as in effect from time to time. Such special meetings of the stockholders shall be held at such places, within or without the State of Delaware, as shall be specified in the respective notices or waivers of notice thereof.

      Section 2.02. Number and Term of Office. The Board of Directors shall be constituted as provided in the Certificate of Incorporation as in effect from time to time. Each Director (whenever elected) shall hold office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal except as otherwise provided in the Certificate of Incorporation as in effect from time to time.

      Section 2.03. Election of Directors. Except as otherwise provided in
Section 2.12 and 2.13 of these By-Laws and except as otherwise provided in the Certificate of Incorporation as in effect from time to time, the Directors shall be elected at each annual meeting of the stockholders. If the annual meeting for the election of Directors is not held on the date designated therefore, the Directors shall cause the meeting to be held as soon thereafter as convenient. At each meeting of the stockholders for the election of Directors, provided a quorum is present, the Directors shall be elected by a plurality of the votes validly cast in the election.

      Section 2.12. Removal of Directors. Except as otherwise provided in the Certificate of Incorporation with respect to the Initial Board of Directors, any Director may be removed at any time, either for or without cause, upon the affirmative vote of the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote for the election of such Director. Any vacancy in the Board of Directors caused by any such removal may be filled at such meeting in the stockholders entitled to vote for the election of the Director so removal. If such stockholders do not fill such vacancy at such meeting (or in the written instrument effecting such removal, if the removal was effecting such removal, if such removal was effected by consent without a meeting), such vacancy may be filled in the manner provided in Section 2.13 of these By-Laws.

      Section 2.13. Vacancies and Newly Created Directorship. Except as otherwise provided in the Certificate of Incorporation with respect to the Initial Board of Directors, if any vacancies shall occur in the Board of Directors, by reason of death, resignation, removal or otherwise, or if the authorized number of Directors
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shall be otherwise, or if the authorized number of Directors shall be increased, the Directors then in office shall continue to act, and such vacancies and newly created directorships may be filled by a majority of the Directors then in office, although less than a quorum. A Director elected to fill a vacancy or a newly created directorship shall hold office until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal. Any such vacancy or newly created directorship may also be filled at any time by vote of the stockholders.

      Section 4.01. Number. The officers of the Corporation shall be chosen by the Board of Directors and shall be a President, a Vice President and a Secretary. The Chairman of the Board of Directors, if one be appointed, shall be an officer of the Corporation. The Board of Directors also may elect one or more Assistant Secretaries and Assistant Treasurers in such numbers as the Board of Directors may determine. Any number of offices may be held by the same person. No officer (other than the Chairman of the Board of Directors) need be a Director of the Corporation.


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